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                                                                                                    EXHIBIT 12.1
                                                                                                    ------------
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                                 UNIFIED WESTERN GROCERS, INC. AND SUBSIDIARIES
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      (Thousands omitted except for ratios)

                                                                           Fiscal Year
                                            --------------------------------------------------------------------
                                          26 Weeks
                                            Ended
                                        March 29, 2003     2002        2001        2000        1999       1998
                                        ------------------------------------------------------------------------
(1) Adjusted earnings:
    Earnings (loss) from continuing
      operations before cumulative effect
      of a change in accounting principle
      and extraordinary item (net of
      income taxes)                          $  2,315   $  1,985    ($ 1,263)   ($ 2,046)   $  2,570   $  4,468

    Income taxes (benefit)                      1,647      2,172        (272)       (415)         18      2,515
    Patronage dividends                         6,768     16,713      14,934      15,426      14,195     10,149
                                        ------------------------------------------------------------------------
    Subtotal:  Net earnings from
      continuing operations before
      income taxes (benefit) and
      patronage dividends                      10,730     20,870      13,399      12,965      16,783     17,132
    Amortization of  capitalized interest          81          -           -           -           -          -
    Fixed charges                              13,043     25,957      30,237      31,954      13,221     14,025
    Less:  Capitalized interest                     -       (487)          -           -           -          -
                                        ------------------------------------------------------------------------
           Adjusted earnings (a)             $ 23,854   $ 46,340    $ 43,636    $ 44,919    $ 30,004   $ 31,157
                                        ========================================================================

(2) Fixed Charges:
    Gross rental expense                     $ 13,991   $ 29,277    $ 32,314    $ 41,870    $ 16,473   $ 16,241
    Less, estimated rent component             12,830     26,964      29,082      37,390      14,785     14,536
                                            --------------------------------------------------------------------

    Estimated interest component of
      rental expense                            1,161      2,313       3,232       4,480       1,688      1,705
    Interest expensed                          11,882     23,157      27,005      27,474      11,533     12,320
    Capitalized interest                            -        487           -           -           -          -
                                            --------------------------------------------------------------------
           Total fixed charges (b)           $ 13,043   $ 25,957    $ 30,237    $ 31,954    $ 13,221   $ 14,025
                                            ====================================================================

Ratio of Earnings to Fixed Charges (a)/(b)       1.83       1.79        1.44        1.41        2.27       2.22
                                            ====================================================================

(a)(b) - Crossreference on page.

(1)   Adjusted earnings used in computing the ratio of earnings to fixed charges consist of earnings from continuing operations, before income taxes (benefit), and patronage dividends plus amortization of capitalized interest and fixed charges less interest capitalized.

(2)   Fixed charges consist of the sum of the portion of rental expense that is representative of the interest factor, interest expense (including amortization of deferred financing costs) and capitalized interest.
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